EXHIBIT 99.1





Contact:                                                FOR IMMEDIATE RELEASE
Francie Nagy
Investor Relations
Tel: +1-212-515-4625

            Brookdale Acquired a 6 Facility Portfolio from Capstead
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Chicago, IL. December 30, 2005 - Brookdale Senior Living Inc. (NYSE: BKD)
announced today that it acquired 6 facilities from Capstead Mortgage Corporation that Brookdale has leased from Capstead since 2002. The purchase is structured as a stock transaction, at a total cost of $181 million, including a $57.5 million cash payment to Capstead.

The portfolio is comprised of 6 independent and assisted living facilities, containing a total of 1,394 units and is located in Florida, Georgia, Virginia, Ohio and Texas.

In other transactions since Brookdale's IPO, the Company has acquired two portfolios, one from Omega Healthcare Investors Inc. and the other from Merrill Gardens. Brookdale purchased the Omega portfolio, with 6 facilities containing 237 beds, for $20.5 million, and the Merrill Gardens portfolio, with 4 facilities containing 183 beds, for $16.5 million. In addition, Brookdale recently entered into a definitive agreement to acquire Southern Assisted Living Inc., a portfolio of 41 properties with 2,887 beds, for $82.9 million.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. The Company owns and operates independent, assisted and dementia-care facilities, with a total of 384 facilities in 32 states and the ability to serve over 30,000 residents.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to close the acquisition, satisfaction of closing conditions, obtaining consents, the exercise of our due diligence termination rights, and the timing of the closing of the acquisition. Words such as "expect(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Brookdale can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Brookdale's expectations include, but are not limited to, whether conditions to the closing of the transaction will not be satisfied and other risks detailed from time to time in Brookdale's SEC reports. Such forward-looking statements speak only as of the date of this press release. Brookdale expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For more information regarding Brookdale and to be added to our email distribution list, please visit http://www.brookdaleliving.com.